SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 March 14, 1997
                                 --------------
                                (Date of Report)


                           American Rivers Oil Company
              ----------------------------------------------------
             (Exact Name of Registrant as specified in its charter)



                                     WYOMING
                  --------------------------------------------
                 (State or other jurisdiction of incorporation)


               0-10006                                  84-0839926
         ----------------------             ----------------------------------
        (Commission File Number)           (IRS Employer Identification Number)


             700 East 9th Avenue, Suite 106, Denver, Colorado 80203
           ---------------------------------------------------------
          (Address of principal executive offices including zip code)


                                 (303) 832-1117
                -------------------------------------------------
               (Registrant's telephone number including area code)


           -----------------------------------------------------------
          (Former name or former address, if changed since last report)



             This report consists of 3 sequentially numbered pages.

Item 5.  Other Events.
-------  -------------

     See attached Press Release dated February 28, 1997.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           AMERICAN RIVERS OIL COMPANY


Date:  March 14, 1997                      By /s/ Karlton Terry
                                              ----------------------------------
                                              Karlton Terry, President

                           AMERICAN RIVERS OIL COMPANY
                       ANNOUNCES STATUS OF PROPOSED MERGER


Denver, Colorado                 February 28, 1997

American Rivers Oil Company (NASDAQ-AROC) announced today that it anticipates executing an agreement to merge with Opon Development Company (ODC) in the near future. The transaction was previously announced on November 12, 1996. ODC's only asset is a 4.55% working interest in and to the Opon oil and gas field in Colombia, South America which is operated by Amoco Colombia Petroleum Corp., with Hondo Magdalena Oil & Gas Company being the other partner. Completion of the merger would be subject to, among other conditions, obtaining project financing for ODC's Colombian project and shareholder approval of both companies. The companies intend to merge into a new company whose shares are to be registered with the Securities and Exchange Commission and issued to acquire all outstanding American Rivers and ODC shares. Upon conclusion of the merger, ODC shareholders would own 90-95% of the new company and ODC management would operate the company. American Rivers' current oil and gas operations are expected to continue in a subsidiary of the new company. The merger is expected to be completed in the second quarter of 1997, but there is no assurance that the transaction will be completed.

American Rivers also announced that it will spin-off its Bishop Capital Corporation subsidiary (which has a net worth of approximately $2 million) to holders of common stock on record date November 18, 1996 prior to completion of the merger.


For further information contact Karlton Terry (303) 832-1117.